Calculation of Filing Fee Tables(1)

Form 424(b)(2)

(Form Type)

KB Home(2)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	7.250% Senior Notes due 2030	Rule 457(r)	$350,000,000	100%	$350,000,000	.0000927	$32,445.00

Fees to Be Paid	Other	Guarantees of 7.250% Senior Notes due 2030(2)(3)	457(n)	—	—	—	—	—

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$350,000,000		$32,445.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$32,445.00

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)	The 7.250% Senior Notes due 2030 will be guaranteed by certain of KB Home’s subsidiaries as set forth in the prospectus supplement to which this Exhibit is attached.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to any such guarantees.